UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2017

NTN BUZZTIME, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2231 Rutherford Rd. Suite 200
Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 438-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pu™rsuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, in February 2016, the Nominating and Corporate Governance/Compensation Committee (the “Committee”) of our Board of Directors approved the NTN Buzztime, Inc. Executive Incentive Plan for Eligible Employees of NTN Buzztime, Inc. Fiscal Year 2016 (“2016 Plan”). On March 10, 2017, the Committee approved Amendment 1 to the 2016 Plan (“Amendment 1”). Amendment 1 permits the payout of any incentive compensation earned under the 2016 Plan to be paid, at the discretion and in the sole determination of the Committee, either in (i) cash, (ii) shares of our common stock issued under the NTN Buzztime, Inc. Amended 2010 Performance Incentive Plan, or (iii) any combination of (i) and (ii). Before Amendment 1 was approved, any such payout was required to be paid in cash.

The foregoing summary description of Amendment 1 does not purport to be complete and is qualified in its entirety by reference to Amendment 1, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Also on March 10, 2017, the Committee adopted the NTN Buzztime, Inc. Executive Incentive Plan for Eligible Employees of NTN Buzztime, Inc. Fiscal Year 2017(the “2017 Plan”). The 2017 Plan provides for performance-based, at-risk compensation.

The 2017 Plan period is from January 1, 2017 to December 31, 2017. The Committee will administer and interpret the 2017 Plan. 2017 Plan participants include those individuals with the title of Chief Executive Officer, Chief Financial Officer, Sr. Vice President of Marketing, VP of Finance (as Chief Accounting Officer) and any additional executive level position, as determined by the Committee, who we hire during 2017. Individuals who are eligible to participate in the 2017 Plan must be employed by us on or before October 1, 2017, on active, full-time, paid status, and must not be a participant in any of our other incentive compensation programs. Any individual who becomes eligible to participate in the 2017 Plan after January 1, 2017 (either through new hire, promotion or transfer) will be eligible to earn incentive compensation under the 2017 Plan on a prorated basis.

The 2017 Plan participants will be eligible to earn incentive compensation based on the level of achievement of the following performance measures:

●	targeted earnings before interest, tax, depreciation and amortization (EBITDA), as approved by our Board of Directors (weighted up to 20%);

●	targeted revenue growth, as approved by our Board of Directors (weighted up to 40%); and

●	certain strategic milestones, as evaluated by the Committee (weighted up to 40%).

Each 2017 Plan participant will have a target payout amount, based on a percentage of his or her annual base salary (excluding benefits) as of December 31, 2017, that is assigned according to such participant’s position and job level. The target payout amounts for current 2017 Plan participants are: Chief Executive Officer—75%; Chief Financial Officer and Executive Vice President—50%; Sr. Vice President of Marketing—30% and VP of Finance (as Chief Accounting Officer)—10%.

The Committee will determine the achievement level of the performance measures and the actual incentive payout amount awarded to a plan participant. If the performance measures are exceeded, the Committee, in its sole discretion, may choose to pay out a larger pool amount. The Committee’s determination will be made as soon as practicable following December 31, 2017. Subject to the other terms of the 2017 Plan, the incentive payout, if any, will be paid at the discretion and in the sole determination of the Committee, either in (i) cash, (ii) shares of the Company’s common stock issued under the NTN Buzztime, Inc. Amended 2010 Performance Incentive Plan or any successor long-term incentive plan, or (iii) any combination of (i) and (ii). Such payment will be made within 30 days after the date we receive our independent auditor’s report on our annual financial statements for 2017, but no later than March 15, 2018.

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The table below sets out the target payout amount for each of our named executive officers under the 2017 Plan, assuming all performance measures are achieved at a rate of 100%:

Named Executive Officer	Target Payout Amount ($)
Ram Krishnan, Chief Executive Officer	262,500
Allen Wolff, Chief Financial Officer and Executive Vice President	132,500
Sandra Gurrola, Vice President of Finance	16,500

In order for a participant to earn and receive any incentive payout under the 2017 Plan, the Committee must have approved such incentive payout as evidenced in the Committee meeting minutes and the participant must be employed by us on the payout date.

The 2017 Plan may be amended, modified or terminated at any time at the discretion of our Board of Directors with or without advance notice. If the 2017 Plan is amended prior to the end of the plan period, participants will be paid according to any amending or terminating documents. The 2017 Plan will automatically terminate at the end of the plan period, except that the payout provisions will continue in effect until satisfied.

The foregoing summary description of the 2017 Plan does not purport to be complete and is qualified in its entirety by reference to the 2017 Plan, a copy of which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No	Description

10.1	Amendment 1 to the NTN Buzztime, Inc. Executive Incentive Plan for Eligible Employees of NTN Buzztime, Inc. Fiscal Year 2016 dated March 10, 2017.

10.2	The NTN Buzztime, Inc. Executive Incentive Plan for Eligible Employees of NTN Buzztime, Inc. Fiscal Year 2017 dated March 10, 2017.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

Dated: March 13, 2017	By:	/s/ Allen Wolff
Allen Wolff Chief Financial Officer and Executive Vice President